Exhibit 10.4

Noble Corporation
Summary of Director Compensation

Annual Retainer. Noble Corporation plc, a company organized under the laws of England and Wales, (the “Company”) pays each of its non-employee directors an annual retainer of $50,000. Under the Noble Corporation plc 2017 Director Omnibus Plan (the “Director Plan”), non-employee directors may elect to receive up to all of the retainer in shares. The number of shares to be issued under the plan in any particular quarter is generally determined using the average of the high and low trading price on the date of grant.

Board Meeting Fees. In addition, the Company pays its non-employee directors a Board meeting fee of $2,000. The Company pays each member of its committees a committee meeting fee of $2,000 per in-person meeting and $1,000 per telephonic meeting. The Company also reimburses directors for travel, lodging and related expenses they may incur in attending Board and committee meetings, and related activities in connection with the duties as director.

Committee Fees. The chair of the audit committee and the compensation committee receives an annual retainer of $20,000, and the chair of each other standing Board committee receives an annual retainer of $10,000. The lead director also receives an annual fee of $22,500.

Equity Compensation. Under the Director Plan, each annually-determined award of a variable number of restricted shares or share units is made on a date selected by the Board, or if no such date is selected by the Board, the date on which the Board action approving such award is taken. The compensation committee has adopted a policy providing that all equity awards to directors under the Director Plan (other than shares issued to pay the quarterly retainer discussed above) will include a one-year vesting period.